Exhibit 99.2

News Release

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN RECEIVES DEA ORDER TO

TEMPORARILY HALT DISTRIBUTION OF CONTROLLED SUBSTANCES

FROM ITS ORLANDO, FLORIDA FACILITY

VALLEY FORGE, PA, April 24, 2007 — AmerisourceBergen Corporation (NYSE:ABC) today announced that the U.S. Drug Enforcement Administration (DEA) has temporarily suspended the Orlando, Florida Distribution Center’s (DC) license to distribute DEA controlled substances and listed chemicals. The temporary suspension affects only the Orlando DC and only DEA controlled items. The action may impact approximately 1,400 pharmacy customers in Florida. In the event this temporary suspension is not quickly resolved, alternative arrangements will be made for customers served by the Orlando Distribution Center, so they will not be inconvenienced.

The DEA asserts that AmerisourceBergen did not maintain effective controls against diversion of controlled substances, specifically hydrocodone, to four internet pharmacies from January 1, 2006 through January 31, 2007.

Historically, AmerisourceBergen has proactively cooperated with the DEA in preventing diversion of hydrocodone and other controlled substances, and will fully cooperate with the agency in resolving the temporary suspension.

The Company has a diversion program and a DEA-approved suspicious-order monitoring program in place to identify customers who are suspected of inappropriately selling products sold to them by AmerisourceBergen. All of the Orlando Distribution Center’s DEA audits, the most recent within the last year, were passed with no deficiencies found. AmerisourceBergen is not doing business with any of the four customers cited by the DEA, and all of the pharmacies mentioned by the agency held active DEA licenses to sell controlled substances at the time AmerisourceBergen sold product to them.

News Release

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $64 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); changes in regulatory or private medical guidelines and/or reimbursement practices for the pharmaceuticals we distribute; price inflation in branded pharmaceuticals and price deflation in generics; declines in the amounts of market share rebates offered by pharmaceutical manufacturers to the PharMerica Long-Term Care business, declines in the amounts of rebates that the PharMerica Long-Term Care business can retain, and/or the inability of the business to offset the rebate reductions that have already occurred or any rebate reductions that may occur in the future; any disruption to or other adverse effects upon the PharMerica Long-Term Care business caused by the announcement of the Company’s agreement to combine the PharMerica Long-Term Care business with the institutional pharmacy business of Kindred Healthcare, Inc. into a new public company that will be owned 50% by the Company’s shareholders (the “PharMerica LTC Transaction”); the inability of the Company to successfully complete the PharMerica LTC Transaction; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar—Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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